UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 23, 2022

PRA Group, Inc.
_________________________________________
(Exact name of registrant as specified in its charter)

Delaware		000-50058	75-3078675
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

120 Corporate Boulevard
Norfolk,	Virginia		23502
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code:	(888)	772-7326
Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	PRAA	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01 Entry into a Material Definitive Agreement.
On November 23, 2022, PRA Group Europe Holding S.a r.l. (“PRA Group Europe”), a wholly owned subsidiary of PRA Group, Inc. (the “Company”), and its Swiss Branch, PRA Group Europe Holding S.a r.l. (“PRA Group Holding”), Luxembourg, Zug Branch (together, the “Borrowers”), along with certain of their affiliates and the Company, as guarantors, entered into a multicurrency revolving credit facility agreement (the “Replacement Facility Agreement”) with the lenders party thereto and DNB Bank ASA, as facility agent and security agent (the “Agent”).
The Replacement Facility Agreement replaced the prior $750.0 million multicurrency revolving credit agreement (the “Prior Facility Agreement”) among PRA Group Europe, PRA Group Holding, the lenders party thereto and the Agent.
The Replacement Facility Agreement consists of an EUR 730.0 million revolving credit facility (subject to a borrowing base) and an uncommitted accordion feature for up to EUR 500.0 million, subject to certain conditions. Borrowings, which will be available in euro, Norwegian krone, Danish krone, Swedish krona and Polish zloty, will accrue interest, for the applicable term at the benchmark rate applicable to the relevant currency plus an applicable margin based on the applicable ERC Ratio (as defined in the Replacement Facility Agreement). The Replacement Facility Agreement also requires payment of certain fees, including a quarterly commitment fee on the total available amount under the Replacement Facility Agreement. The Replacement Facility Agreement matures on November 23, 2027.
The Borrowers intend to use borrowings under the Replacement Facility Agreement to refinance certain indebtedness; finance approved loan portfolios; and for other general corporate purposes.
The Replacement Facility Agreement is secured by a first perfected security interest in (i) all of the equity interests in certain operating subsidiaries of the Borrowers, (ii) certain intercompany loans and (iii) certain shareholder loans extended by the Company to the Borrowers. Further, the Company executed and delivered a Parent Guarantee, pursuant to which the Company guarantees all obligations and liabilities under the Replacement Facility Agreement and other financing documents.
The Replacement Facility Agreement contains representations, warranties, and terms and conditions customary for transactions of this type, including limitations on liens, incurrence of debt, investments, mergers and restricted payments; covenants to preserve corporate existence and comply with laws; and covenants on the use of borrowings under the Replacement Facility Agreement. The Replacement Facility Agreement also contains an aggregate collections covenant and financial covenants (tested by reference to the Company) described below:
•a consolidated total leverage ratio not to exceed 3.50 to 1.0 as of the end of any fiscal quarter;
•a consolidated senior secured leverage ratio not to exceed 2.25 to 1.0 as of the end of any fiscal quarter; and
•a requirement to maintain positive consolidated income from operations at the end of any fiscal quarter.
The Replacement Facility Agreement also provides for events of default, including defaults for non-payment, breach of representations and warranties, insolvency, non-performance of covenants and cross-defaults. The occurrence of an event of default under the Replacement Facility Agreement could result in all borrowings under the Replacement Facility Agreement becoming immediately due and payable and the Replacement Facility Agreement being terminated.
The Agent, certain lenders under the Replacement Facility Agreement and their respective affiliates have engaged in, and may in the future engage in, banking and other commercial dealings in the ordinary course of business with the Company, the Borrowers, their subsidiaries or their affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
The foregoing description of the Replacement Facility Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Facility Agreement, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
Item 1.02. Termination of a Material Definitive Agreement.
On November 23, 2022, in connection with the effectiveness of the Replacement Facility Agreement, the Borrowers transferred in full the outstanding aggregate principal amount of all loans, together with all accrued and unpaid interest thereon, under the Prior Facility Agreement the the Replacement Facility Agreement and, in connection with such transfer, the Prior Facility Agreement, including all commitments thereunder, was terminated.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.
Item 7.01 Regulation FD Disclosure.
On November 28, 2022, the Company issued a press release announcing its entry into the Facility Agreement, a copy of such press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated by reference.
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
	99.1	Press release dated November 28, 2022
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRA Group, Inc.

Date: November 28, 2022	By:	/s/ Pete M. Graham
Peter M. Graham
Executive Vice President and Chief Financial Officer